Exhibit 5

254 Commercial Street Portland, ME 04101 207-791-1100 voice 207-791-1350 fax info@pierceatwood.com pierceatwood.com

July 13, 2023

ImmuCell Corporation

56 Evergreen Drive

Portland, ME 04103

Re:	2017 Stock Option and Incentive Plan

Ladies and Gentlemen:

We have assisted in the preparation a Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of an aggregate of 350,000 shares of common stock, $0.10 par value per share (the “Shares”), of ImmuCell Corporation, a Delaware corporation (the “Company”), issuable under the Company’s 2017 Stock Option and Incentive Plan, as amended (the “Plan”).

We have examined the Certificate of Incorporation and By-Laws of the Company, each as amended to date, the Plan, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the board of directors and stockholders of the Company, the Registration Statement and such other documents relating to the Company as we have deemed material for the purposes of this opinion. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on statements, representations, and certificates of officers and other representatives of the Company.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or other copies, the authenticity of the originals of any such documents and the legal competence of all signatories to such documents.

For purposes of the opinion expressed below, we have assumed that a sufficient number of authorized but unissued shares of the Company’s common stock will be available for issuance when the Shares are issued. We have also assumed that the appropriate action has been or will be taken, prior to the offer and sale of the Shares in accordance with the Plan, to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws to the extent required.

We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the State of Delaware and the federal laws of the United States of America.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the Plan, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Pierce Atwood LLP
PIERCE ATWOOD LLP